February 7, 2001



First Scientific, Inc.
1877 West 2800 South
Suite 200
Ogden, Utah 84401

Re:      Registration of Common Stock on Form SB-2

Gentlemen:

We have been retained by First Scientific, Inc. (the "Company"), in connection with the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission on January 16, 2001, as amended February 6, 2001 (the "Registration Statement") relating to 21,000,000 shares of common stock, par value $0.001 per share. You have requested that we render an opinion as to whether the common stock as proposed to be issued and sold on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

          1.   The Certificate of Incorporation of the Company, as amended;

          2.   The   Registration   Statement   and   Amendment  No.  1  to  the
               Registration Statement;

          3.   The bylaws of the Company, as amended; and

          4. Unanimous consents of the board of directors and certificates of the executive officers of the Company.

We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.



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First Scientific, Inc.
February 7, 2001
Page 2


Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Very truly yours,

DURHAM JONES & PINEGAR


/s/ Durham Jones & Pinegar